Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Vice President, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX® REPORTS YEAR END 2010 FINANCIAL RESULTS

PALO ALTO, Calif., March 10, 2011 — Affymax, Inc. (Nasdaq: AFFY) today reported financial results for the year ended December 31, 2010.  The net loss for the year ended December 31, 2010 was $14.1 million compared to a net loss of $76.5 million for the year ended December 31, 2009.

Affymax recognized revenue for the year ended December 31, 2010 of $112.5 million compared to $114.9 million for the year ended December 31, 2009.  The decrease in revenue was the result of lower collaboration revenue from its partnership with Takeda Pharmaceutical Company Limited (Takeda), under their 2006 collaboration for development of peginesatide (previously known as Hematide™), due largely to the completion of the Phase 3 clinical trials in chronic renal failure in early 2010.

Research and development expenses for the year ended December 31, 2010 were $93.6 million compared to $157.1 million for the year ended December 31, 2009. The decrease was primarily due to a reduction in expenses associated with the Phase 3 clinical development completed in early 2010.

General and administrative expenses for the year ended December 31, 2010 were $33.3 million compared to $36.7 million for the year ended December 31, 2009 primarily due to lower legal fees in 2010.

The company had cash and investments of $118.1 million at December 31, 2010.

“Looking at planned activities in 2011, our highest priority is to submit the New Drug Application for peginesatide to the FDA in the second quarter,” said John Orwin, chief executive officer at Affymax.  “In addition, we will continue laying the groundwork for potential approval and launch of the product, including preparing for pre-approval inspections, getting ready for a potential FDA advisory committee review, and initiating a Phase 3b program designed to evaluate the process and outcomes of converting dialysis centers from a three times a week ESA to a once monthly ESA.”

Financial Guidance

With respect to income, Affymax expects continued reimbursement from Takeda of 70 percent of third party expenses associated with research and development and 50 percent of third party expenses associated with commercial activities.  Beginning mid-2011 we will also receive 50 percent reimbursement of internal expenses associated with commercial activities.  Including a $10 million milestone payment the company expects to receive from Takeda in connection with the acceptance of its NDA submission by the FDA, Affymax expects to receive total payments from Takeda of $20 million to $25 million in 2011.

With respect to total operating expenses Affymax expects to incur $105 million to $110 million in operating expenses during 2011, excluding stock-based compensation.  This represents a reduction from 2010 as a result of a significant reduction in Phase 3 clinical trial costs, the majority of which is offset by expenses associated with NDA preparation activities, and expansion of our commercial capabilities.

We expect cash resources, on-going Takeda reimbursement and milestone payments from Takeda to fund our operations well into 2012. Under the terms of our 2006 collaboration with Takeda, we are eligible to receive a $50 million milestone upon approval of the NDA by the FDA.

About Affymax, Inc.
Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. Affymax’s product candidate, Hematide™/peginesatide, has been evaluated in Phase 3 clinical trials for the treatment of anemia associated with chronic renal failure.  For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding financial projections and condition, milestones expected to be accomplished, continuation and success of the Company’s collaboration with Takeda, timing, design and progress  of the Company’s peginesatide development program and the timing and potential regulatory approval and commercialization of peginesatide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to our ability to submit a New Drug Application (NDA) in the second quarter, the completeness of the NDA filing,, risks relating to data quality and integrity particularly in non-inferiority designed trials, risks related to the continued safety and efficacy of peginesatide in clinical development, the potential for once per month dosing and room temperature stability, timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and potential for costs, disruptions and consequences of litigation, financing requirements and ability to access capital, and other matters that are described in Affymax’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.  Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement in this press release.

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AFFYMAX, INC.

BALANCE SHEETS
(in thousands)

	December 31,
	2010	2009
Assets
Current assets
Cash and cash equivalents	$63,499	$125,296
Restricted cash	11	11
Short-term investments	33,582	35,292
Receivable from Takeda	—	18,561
Income taxes receivable	—	1,443
Deferred tax assets	438	1,443
Prepaid expenses and other current assets	2,012	8,693
Total current assets	99,542	190,739
Property and equipment, net	3,982	5,469
Restricted cash	1,135	1,135
Long-term investments	19,876	7,978
Deferred tax assets, net of current	6,802	5,797
Other assets	50	392
Total assets	$131,387	$211,510
Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$321	$464
Accrued liabilities	11,594	12,594
Accrued clinical trial expenses	11,247	39,499
Payable to Takeda	5,958	—
Deferred revenue	18,497	71,972
UBS loan	—	9,192
Total current liabilities	47,617	133,721
Long-term income tax liability	10,249	10,109
Other long-term liabilities	974	775
Total liabilities	58,840	144,605

Stockholders’ equity
Common stock	25	24
Additional paid-in capital	461,425	441,795
Accumulated deficit	(388,934)	(374,859)
Accumulated other comprehensive income (loss)	31	(55)
Total stockholders’ equity	72,547	66,905
Total liabilities and stockholders’ equity	$131,387	$211,510

AFFYMAX, INC.

STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Year Ended December 31,
	2010	2009	2008
Revenue:
Collaboration revenue	$112,503	$114,883	$82,162
License and royalty revenue	18	16	689
Total revenue	112,521	114,899	82,851
Operating expenses:
Research and development	93,638	157,125	137,492
General and administrative	33,331	36,716	34,090
Total operating expenses	126,969	193,841	171,582
Loss from operations	(14,448)	(78,942)	(88,731)
Interest income	275	934	4,545
Interest expense	(140)	(105)	(609)
Other income (expense), net	239	171	(1,433)
Net loss before provision (benefit) for income taxes	(14,074)	(77,942)	(86,228)
Provision (benefit) for income taxes	1	(1,411)	282
Net loss	$(14,075)	$(76,531)	$(86,510)
Net loss per common share:
Basic and diluted	$(0.57)	$(4.06)	$(5.68)
Weighted-average number of common shares used in computing basic and diluted net loss per common share	24,488	18,865	15,220